October 7, 2011

Reporters May Contact:

Kelly Polonus, Great Southern Bank, (417) 224.3082
kpolonus@greatsouthernbank.com

Great Southern Bank Assumes Deposits and Purchases Assets of
Ellington, Mo. - based Sun Security Bank
Company welcomes new associates and customers in expanded Missouri footprint

Springfield, Mo. - Great Southern Bank, a subsidiary of Great Southern Bancorp, Inc. (NASDAQ:GSBC), announced that it has entered into a purchase and assumption agreement, including a loss sharing agreement, with the Federal Deposit Insurance Corporation (FDIC) to purchase substantially all of the assets and to assume substantially all of the deposits and other liabilities of Sun Security Bank, a full-service bank headquartered in Ellington, Mo. All former Sun Security Bank offices with regular Saturday operating hours will open on Saturday, Oct. 8, 2011, as branches of Great Southern Bank. Former Sun Security Bank branches will be closed on Monday, Oct. 10, 2011, in observance of Columbus Day and will reopen on Tuesday, Oct. 11, 2011, with normal banking hours.

Current Sun Security Bank depositors will automatically become depositors of Great Southern Bank, and qualifying accounts will continue to be insured by the FDIC. If customers have accounts at both Sun Security Bank and Great Southern Bank, the accounts will be insured separately for at least six months. Customers can continue to access their money by writing checks or using ATM or debit cards. Checks drawn on Sun Security Bank will continue to be processed. Loan customers should continue to make their payments as usual. Customers of both banks should continue to bank as they normally do at their existing branches until Great Southern can fully integrate the deposit and loan records of Sun Security Bank. Great Southern has no plans at this time to change interest rates or terms on existing Sun Security Bank retail CDs; however, customers may withdraw funds without penalty.

"We welcome Sun Security Bank customers and employees to Great Southern. Customers can be confident that their deposits are safe and readily accessible. It's business as usual," said Great Southern President and CEO Joseph W. Turner. "Great Southern has served Missouri customers' financial needs for 88 years with a deep commitment to building winning relationships. We look forward to the opportunity of serving Sun Security Bank customers with the same excellent service from the same local branch staff."

Established in 1970, Sun Security Bank operated 27 locations in 15 counties in central and southern Missouri. Only one market, Stockton, Mo., overlapped between the Sun Security Bank and Great Southern footprints, with both institutions operating one branch in this market. Great Southern will be assuming approximately $287 million of deposits of Sun Security Bank at no premium. Additionally, Great Southern is purchasing approximately $245 million in loans and $35 million of other real estate owned (ORE) at a discount of $55 million. The loans (excluding approximately $4 million of consumer loans) and ORE purchased are covered by a loss sharing agreement between the FDIC and Great Southern.

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Under this agreement, the FDIC has agreed to cover 80% of the losses on the covered loans and ORE. In addition, Great Southern will also be purchasing cash and certain marketable securities of Sun Security Bank. The Company anticipates recording this transaction under ASC 805 - Business Combinations, in the quarter ending December 31, 2011. The financial statement effects of this transaction will be disclosed at a later date upon completion of further review and analysis, but the Company anticipates that this transaction will be accretive to income and equity beginning in the current quarter.

Customers with questions about today's transaction should call the FDIC toll-free at 1-866-806-6128. The phone number will be operational this evening until 9:00 p.m., Central Daylight Time (CDT); on Saturday from 9:00 a.m. to 6:00 p.m., CDT; on Sunday from noon to 6:00 p.m., CDT; and thereafter from 8:00 a.m. to 8:00 p.m., CDT. Interested parties also can visit the FDIC's Web site at http://www.fdic.gov/bank/individual/failed/sunsecurity.html. In addition, customers can visit their former Sun Security Bank branch should they have questions about their banking relationship.

Headquartered in Springfield, Mo., Great Southern offers banking, investment, insurance and travel services. Including this acquisition, Great Southern now operates 103 retail banking centers and hundreds of ATMs in Missouri, Arkansas, Iowa, Kansas and Nebraska. With $3.7 billion in assets, Great Southern Bancorp, Inc. is a public company and its common stock (ticker: GSBC) is listed on the NASDAQ Global Select stock exchange.

www.GreatSouthernBank.com

Forward-Looking Statements

When used in documents filed or furnished by the Company with the Securities and Exchange Commission (the "SEC"), in the Company's press releases or other public or shareholder communications, and in oral statements made with the approval of an authorized executive officer, the words or phrases "will likely result," "are expected to," "will continue," "is anticipated," "estimate," "project," "intends" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are subject to certain risks and uncertainties, including, among other things, (i) expected cost savings, synergies and other benefits from the Company's merger and acquisition activities might not be realized within the anticipated time frames or at all, and costs or difficulties relating to integration matters, including but not limited to customer and employee retention, might be greater than expected; (ii) changes in economic conditions, either nationally or in the Company's market areas; (iii) fluctuations in interest rates; (iv) the risks of lending and investing activities, including changes in the level and direction of loan delinquencies and write-offs and changes in estimates of the adequacy of the allowance for loan losses; (v) the possibility of other-than-temporary impairments of securities held in the Company's securities portfolio; (vi) the Company's ability to access cost-effective funding; (vii) fluctuations in real estate values and both residential and commercial real estate market conditions; (viii) demand for loans and deposits in the Company's market areas; (ix) legislative or regulatory changes that adversely affect the Company's business, including, without limitation, the Dodd-Frank Wall Street Reform and Consumer Protection Act and its implementing regulations, and the new overdraft protection regulations and customers' responses thereto; (x) monetary and fiscal policies of the Federal Reserve Board and the U.S. Government and other governmental initiatives affecting the financial services industry; (xi) results of examinations of the Company and the Bank by their regulators, including the possibility that the regulators may, among other things, require the Company to increase its allowance for loan losses or to write-down assets; (xii) costs and effects of litigation, including settlements and judgments; and (xiii) competition. The Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.

The Company does not undertake-and specifically declines any obligation-to publicly release the result of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.